Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2020

NEW YORK, NY, December 18, 2020 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its fourth quarter and year ended September 30, 2020.

ALJ is a holding company, whose wholly owned subsidiaries are Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three Months and Year Ended September 30, 2020

Consolidated Results for ALJ

•

ALJ recognized net revenue of $107.3 million for the three months ended September 30, 2020, an increase of $18.3 million, or 20.6%, compared to $89.0 million for the three months ended September 30, 2019.  The increase was driven by state unemployment contracts and new contract implementation and production at Faneuil, increased component sales primarily related to trade at Phoenix, offset somewhat by lower volumes at Carpets. ALJ recognized consolidated net revenue of $95.4 million for the three months ended June 30, 2020.

•

ALJ recognized a net income of $1.1 million and earnings per share of $0.02 (diluted) for the three months ended September 30, 2020, compared to a net loss of $9.9 million and loss per share of $0.24 (diluted) for the three months ended September 30, 2019. Most of the improvement was due to the impact of income taxes and increased margin from new state unemployment contracts and implementation activities at Faneuil, improved volumes in trade components at Phoenix, offset somewhat by lower volumes at Carpets.   ALJ recognized a net loss of $2.7 million and loss per share of $0.06 (diluted) for the three months ended June 30, 2020.

•

ALJ recognized adjusted EBITDA of $8.8 million for the three months ended September 30, 2020, an increase of $3.6 million, or 69.0%, compared to a $5.2 million for the three months ended September 30, 2019. The increase was a result of new state employment contracts, implementation activities, and the start of production for new contracts at Faneuil, increased component sales primarily related to trade at Phoenix, offset somewhat by lower volumes from builders and fewer upgrades to higher margin products by builder customers at Carpets.  ALJ recognized adjusted EBITDA of $7.2 million for the three months ended June 30, 2020.

•

ALJ recognized net revenue of $389.1 million for the year ended September 30, 2020, an increase of $34.2 million, or 9.6%, compared to $355.0 million for the year ended September 30, 2019.  The increase was driven by implementation activities and the start of production for new contracts at Faneuil, offset by lower component sales related to education at Phoenix and lower volumes at Carpets.

•

ALJ recognized a net loss of $67.7 million and loss per share of $1.60 (diluted) for the year ended September 30, 2020, compared to a net loss of $16.0 million and loss per share of $0.41 (diluted) for the year ended September 30, 2019. Net loss for the year ended September 30, 2020 reflected a $59.0 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss of $8.6 million and loss per share of $0.20 (diluted) for the year ended September 30, 2020.  Most of the change was due to lower margin from Faneuil revenue as a result of inefficiencies related to the start of new contracts and operational challenges related to the expansion of certain ongoing contracts, and lower volumes at both Phoenix and Carpets, offset by a $12.0 million swing to a $2.0 million benefit from income taxes from a $10.0 million provision for income taxes, and new state unemployment contracts and the completion of certain new contract implementation deliverables at Faneuil.

•

ALJ recognized adjusted EBITDA of $24.0 million for the year ended September 30, 2020, a decrease of $3.7 million, or 13.4%, compared to $27.7 million for year ended September 30, 2019. The decrease was a result of lower component sales primarily related to education at Phoenix, lower volumes from builders and fewer upgrades to higher margin products by builder customers at Carpets, offset somewhat by new state unemployment contracts and the completion of certain new contract implementation deliverables at Faneuil.

•	ALJ estimates net revenue for the three months ending December 31, 2020 to be in the range of $117.6 million to $124.0 million, compared to $90.5 million for the three months ended December 31, 2019.

Jess Ravich, Chief Executive Officer of ALJ, said, “We are pleased with our quarterly results that were stronger than expected at Faneuil and Phoenix. Revenue and adjusted EBITDA increased significantly from prior year as Faneuil continues to benefit from state unemployment contracts, contract implementations, and ramp-ups and Phoenix continues to benefit from increased business activity.”

	Three Months Ended September 30,
Amounts in thousands, except per share amounts	2020	2019	$ Change

Net revenue	$107,304	$88,992	$18,312
Costs and expenses:
Cost of revenue	84,424	71,717	12,707
Selling, general, and administrative expense	20,328	18,006	2,322
Impairment of goodwill and intangible assets	—	746	(746)
(Gain) loss on disposal of assets, net	(25)	5	(30)
Total operating expenses	104,727	90,474	14,253
Operating income (loss)	2,577	(1,482)	4,059
Interest expense	(2,552)	(2,570)	(18)
Income (loss) before income taxes	25	(4,052)	4,077
Benefit from (provision for) income taxes	1,035	(5,854)	6,889
Net income (loss)	$1,060	$(9,906)	$10,966
Basic earnings (loss) per share of common stock	$0.03	$(0.24)
Diluted earnings (loss) per share of common stock	$0.02	$(0.24)
Weighted average shares of common stock outstanding–
Basic	42,227	40,717
Diluted	53,451	40,717

	Year Ended September 30,
Amounts in thousands, except per share amounts	2020	2019	$ Change

Net revenue	$389,149	$354,997	$34,152
Costs and expenses:
Cost of revenue	313,997	283,877	30,120
Selling, general, and administrative expense	75,813	65,952	9,861
Impairment of goodwill and intangible assets	59,047	746	58,301
Gain on disposal of assets and other gain, net	(320)	(216)	(104)
Total operating expenses	448,537	350,359	98,178
Operating (loss) income	(59,388)	4,638	(64,026)
Other (expense) income:
Interest expense, net	(10,528)	(10,611)	83
Interest from legal settlement	200	—	200
Total other expense, net	(10,328)	(10,611)	283
Loss before income taxes	(69,716)	(5,973)	(63,743)
Benefit from (provision for) income taxes	2,042	(10,006)	12,048
Net loss	$(67,674)	$(15,979)	$(51,695)
Loss per share of common stock–basic and diluted	$(1.60)	$(0.41)
Weighted average shares of common stock outstanding– basic and diluted	42,186	38,710

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Fourth quarter revenue improved by 35.6% over the prior year due in part to contracts supporting unemployment and the start of two new healthcare contracts.  Highlights of the quarter included the successful re-awarding through a competitive procurement of one of our significant long-term transportation contracts.  We continue to normalize our operations throughout the business with improved technology resources for large numbers of employees working in an at home environment.”

Faneuil recognized net revenue of $68.1 million for the three months ended September 30, 2020 compared to $50.2 million for the three months ended September 30, 2019.  Net revenue increased $17.9 million, or 35.6%, due to a $29.5 million increase in new customer contracts, partly offset by a $6.3 million reduction driven by the completion of customer contracts and a $5.3 million net decrease in existing customers mostly due to COVID-related lower call volumes.  Faneuil recognized net revenue of $61.5 million for the three months ended June 30, 2020.

Faneuil segment adjusted EBITDA was $3.9 million for the three months ended September 30, 2020 compared to $0.6 million for the three months ended September 30, 2019.  Segment adjusted EBITDA increased $3.3 million driven by new state unemployment contracts, and the completion of certain deliverables related to the implementation of new contracts. Faneuil segment adjusted EBITDA was $4.3 million for the three months ended June 30, 2020.

Faneuil recognized net revenue of $247.0 million for the year ended September 30, 2020 compared to $196.8 million for the year ended September 30, 2019.  Net revenue increased $50.2 million, or 25.5%, due to a $72.3 million increase in new customer contracts, partly offset by a $13.1 million decrease in revenues from existing customers and a $9.0 million decrease driven by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $11.2 million for the year ended September 30, 2020 compared to $8.8 million for the year ended September 30, 2019.  Segment adjusted EBITDA increased $2.4 million, or 26.8%, driven by new state unemployment contracts, and the completion of certain deliverables related to the implementation of new contracts.

Faneuil estimates its net revenue for the three months ending December 31, 2020 to be in the range of $85.0 million to $89.0 million, compared to $58.6 million for the three months ended December 31, 2019.

Faneuil’s contract backlog expected to be realized within the next twelve months as of September 30, 2020 was $245.6 million, compared to $210.0 million as of September 30, 2019 and $250.6 million as of June 30, 2020.  Faneuil’s total contract backlog as of September 30, 2020 was $613.9 million as compared to $493.6 million as of September 30, 2019 and $642.0 million as of June 30, 2020.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “Consistent with the past two quarters, our results continue to be impacted by lower volumes, unfavorable customer mix, and lower than anticipated upgrades from customers due to increased pricing for housing in the Southern Nevada market versus prior year.  We continue our commitment to reduce costs while providing the highest level of customer service.”

Carpets recognized net revenue of $9.5 million for the three months ended September 30, 2020 compared to $11.8 million for the three months ended September 30, 2019.  Net revenue decreased $2.3 million, or 19.3%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.  The decrease in volumes from large builders was somewhat offset by the increased volumes from commercial customers as a result of Carpets’ efforts to attract and service multi-family construction projects. Carpets recognized net revenue of $9.3 million for the three months ended June 30, 2020.

Carpets recognized segment adjusted EBITDA loss of less than $0.1 million for the three months ended September 30, 2020 compared to segment adjusted EBITDA of $0.6 million for the three months ended September 30, 2019. Segment adjusted EBITDA decreased $0.7 million, or 110.8%, due to lower overall volumes.  Carpets recognized segment adjusted EBITDA of less than $0.1 million for the three months ended June 30, 2020.

Carpets recognized net revenue of $39.1 million for year ended September 30, 2020 compared to $49.0 million for the year ended September 30, 2019.  Net revenue decreased $9.9 million, or 20.2%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.

Carpets segment adjusted EBITDA loss for the year ended September 30, 2020 was less than $0.1 million compared to segment adjusted EBITDA of $1.6 million for the year ended September 30, 2019.  Segment adjusted EBITDA decreased $1.6 million, or 103.7%, due to lower volumes.

Carpets estimates its net revenue for the three months ending December 31, 2020 to be in the range of $8.6 million to $10.0 million, compared to $9.8 million for the three months ended December 30, 2019.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of September 30, 2020 was $7.5 million compared to $11.0 million as of September 30, 2019 and $8.0 million as of June 30, 2020.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The $2.7 million increase in our fiscal fourth quarter revenues, versus prior year, was due to higher component and label sales.  The increase of $0.8 million of segment adjusted EBITDA for the quarter, versus prior year, was due to the higher revenues.  The increase in component revenues was driven by higher sales from trade customers and the strategic supply agreement signed with a major customer in the second quarter, offset, in part, by the ongoing industry-wide slowdown for education book components that is expected to continue into fiscal 2021."

Phoenix recognized net revenue of $29.7 million for the three months ended September 30, 2020 compared to $27.0 million for the three months ended September 30, 2019. Net revenue increased $2.7 million, or 10.0%, due to higher component sales primarily related to trade. Phoenix recognized net revenue of $24.6 million for the three months ended June 30, 2020.

Phoenix recognized segment adjusted EBITDA of $5.9 million for the three months ended September 30, 2020 compared to $5.1 million for the three months ended September 30, 2019. Segment adjusted EBITDA increased by $0.8 million, or 16.6%, as a result of increased component sales primarily related to trade. Phoenix recognized segment adjusted EBITDA of $3.8 million for the three months ended June 30, 2020.

Phoenix recognized net revenue of $103.0 million for the year ended September 30, 2020 compared to $109.2 million for the year ended September 30, 2019. Net revenue decreased $6.2 million, or 5.7%, due to lower component sales primarily related to education.

Phoenix recognized segment adjusted EBITDA of $16.7 million for the year ended September 30, 2020 compared to $20.5 million for the year ended September 30, 2019. Segment adjusted EBITDA decreased by $3.8 million, or 18.6%, as a result of the decrease in components sales primarily related to education and a higher bad debt allowance.

Phoenix estimates its net revenue for the three months ending December 31, 2020 to be in the range of $24.0 million to $25.0 million, compared to $22.1 million for the three months ended December 31, 2019.

Phoenix’s contract backlog expected to be realized within the next twelve months as of September 30, 2020 was $65.0 million, compared to $68.1 million as of September 30, 2019 and $64.4 million as of June 30, 2020.  Phoenix’s total contract backlog as of September 30, 2020 was $324.7 million as compared to $175.6 million as of September 30, 2019 and $302.8 million as of June 30, 2020.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, (loss) gain on disposal of assets and other gain, net, provision for income taxes, and other non-recurring items.    Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net income (loss), the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted

EBITDA, and Debt

	Three Months Ended September 30,
Amounts in thousands	2020	2019	$ Change

Net income (loss)	$1,060	$(9,906)	$10,966
Depreciation and amortization	5,244	5,672	(428)
Interest expense	2,552	2,570	(18)
Restructuring and cost reduction initiatives	398	53	345
Bank fees accreted to term loans	300	—	300
Change in fair value of contingent consideration	200	—	200
Stock-based compensation	69	111	(42)
Impairment of goodwill and intangible assets	—	746	(746)
Acquisition-related expenses	—	81	(81)
(Gain) loss on disposal of assets, net	(25)	5	(30)
(Benefit from) provision for income taxes	(1,035)	5,854	(6,889)
Consolidated Adjusted EBITDA	$8,763	$5,186	$3,577

	Year Ended September 30,
Amounts in thousands	2020	2019	$ Change

Net loss	$(67,674)	$(15,979)	$(51,695)
Impairment of goodwill and intangible assets	59,047	746	58,301
Depreciation and amortization	20,341	20,553	(212)
Interest expense	10,528	10,611	(83)
Restructuring and cost reduction initiatives	2,193	795	1,398
Change in fair value of contingent consideration	1,100	—	1,100
Fair value of warrants issued in connection with loan amendments	716	—	716
Bank fees accreted to term loans	600	—	600
Loan amendment expenses	475	337	138
Stock-based compensation	381	667	(286)
Acquisition-related expenses	99	178	(79)
Interest from legal settlement	(200)	—	(200)
Disposal of assets and other gain, net	(320)	(216)	(104)
Recovery of litigation loss	(1,256)	—	(1,256)
(Benefit from) provision for income taxes	(2,042)	10,006	(12,048)
Consolidated Adjusted EBITDA	$23,988	$27,698	$(3,710)

	Three Months Ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change

Segment Net Revenue
Faneuil	$68,117	$50,237	$17,880	35.6%
Carpets	9,497	11,765	(2,268)	(19.3%)
Phoenix	29,690	26,990	2,700	10.0%
Total Segment Net Revenue	$107,304	$88,992	$18,312	20.6%

	Three Months Ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change

Segment Adjusted EBITDA
Faneuil	$3,909	$575	$3,334	579.8%
Carpets	(70)	647	(717)	(110.8%)
Phoenix	5,944	5,096	848	16.6%
Corporate	(1,020)	(1,132)	112	9.9%
Total Segment Adjusted EBITDA	$8,763	$5,186	$3,577	69.0%

	Year Ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change

Segment Net Revenue
Faneuil	$247,032	$196,802	$50,230	25.5%
Carpets	39,096	48,978	(9,882)	(20.2%)
Phoenix Color	103,021	109,217	(6,196)	(5.7%)
Total Segment Net Revenue	$389,149	$354,997	$34,152	9.6%

	Year Ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change

Segment Adjusted EBITDA
Faneuil	$11,197	$8,832	$2,365	26.8%
Carpets	(57)	1,557	(1,614)	(103.7%)
Phoenix Color	16,723	20,533	(3,810)	(18.6%)
Corporate	(3,875)	(3,224)	(651)	(20.2%)
Total Segment Adjusted EBITDA	$23,988	$27,698	$(3,710)	(13.4%)

As of September 30, 2020 and September 30, 2019, consolidated total debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	September 30,	September 30,
Amounts in thousands	2020	2019

Term loan payable	$80,733	$81,082
Line of credit	14,417	9,823
Equipment financing agreements	3,610	3,101
Capital leases	5,337	5,158
Total debt	104,097	99,164

Cash	6,050	4,529
Net debt	$98,047	$94,635

As of September 30, 2020, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	September 30, 2020
	(actual*)	(required*)
Leverage Ratio	3.89	< 6.85
Fixed Charges Ratio	1.04	> 0.61

* As defined by ALJ’s debt agreement.

Investor Conference Call Details

ALJ will host an investor conference call on January 13, 2021 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and Conference ID/Passcode:

Participant Toll-Free Dial-In Number: (877) 327-6551

Participant International Dial-In Number: (412) 317-5266

Conference ID/Passcode:ALJ Regional Holdings, Inc.

Participants can also access ALJ’s investor conference call using the following webcast URL: https://www.webcaster4.com/Webcast/Page/2172/39094. A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s fourth quarter and year ended September 30, 2020 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results  and other statements including the words “will,” “anticipate,” and “expect” and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.